UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A

For the Annual Period Ended December 31, 2024

BREWDOG USA INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10532

Date of Qualification of Offering: August 1, 2016

Date of Commencement of Offering: August 4, 2016

Delaware

(State or other jurisdiction of incorporation or organization)

47-4320975

(I.R.S. Employer Identification No.)

65 E State St, Suite 1800

Columbus, Ohio 43215

(Address of principal executive offices)

614-400-3051

Issuer’s telephone number, including area code

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Item 1.Business

BrewDog USA Inc. ("BrewDog" or the "Company" "Us" or "We") and its subsidiaries were formed for the general purpose of brewing and retailing craft beer in the United States. BrewDog has constructed a brewing facility in Columbus, Ohio that has been operational since April 2017. A taproom and a craft beer themed hotel were opened at the brewing facility in Columbus in February 2017 and August 2018, respectively. BrewDog has also opened seven bars – two in Columbus, Ohio in 2018; Cincinnati, Ohio in 2019; New Albany, Ohio in 2021; Cleveland, Ohio in 2021; Atlanta, Georgia in October 2022; and Las Vegas, Nevada in December 2022.  One bar, Indianapolis, Indiana was closed in 2022 and another, Pittsburgh, Pennsylvania was closed in 2023.

BrewDog’s mission:

•Our mission is to make other people as passionate about great craft beer as we are.

BrewDog’s charter:

•For Better Beer.

•For A Better Planet.

•Powered By People.

•For Us All.

Management’s discussion and analysis of financial condition and results of operations as of December 31, 2023 is available for review here and incorporated by reference.

https://www.sec.gov/Archives/edgar/data/1646269/000164626924000001/brewdog2023form1k.htm

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations

A.Operating Results

Overview

BrewDog USA Inc. (“BrewDog” or the “Company” “Us” or “We”) was formed on April 22, 2015, as a Delaware Corporation, for the general purpose of brewing and distributing craft beer in the United States. BrewDog is majority owned by BrewDog Plc, a United Kingdom company. BrewDog has built a brewery in Columbus, Ohio to manufacture its craft beer for national distribution across the U.S., as well as wholesale and retail sales and also to operate local retail bar/restaurant and hotel establishments, which may have small brewing facilities on site that will operate under the name “BrewDog” and will sell BrewDog beer, along with food items.

Results of Operations

The year ended December 31, 2024

The Company achieved revenue growth of 2% compared to the previous year to deliver the highest level of revenue to date. The expansion of contract brewing operations was the primary driver of revenue growth.

Overall, the business generated a loss, with several factors affecting its performance. These include a general slow-down in the craft beer market and rising input costs due to inflation.

Revenue. Total revenue for the year ended December 31, 2024 was $51,195,117, an increase of 2% compared to $50,432,305 for the year ended December 31, 2023 primarily due to the increase in contract brewing operations.

Cost of Sales. Cost of sales for the year ended December 31, 2024 were $32,647,239 compared to $32,432,539 for the year ended December 31, 2023. Cost of sales for the period was comprised of brewery raw material costs, packaging costs, manufacturing labor and overhead as well as bar drink and food purchases and labor for preparing and serving.

Administrative Expenses. Operating expenses for the year ended December 31, 2024 were $19,779,413 compared to $23,040,526 for the year ended December 31, 2023. Operating expenses for the period were comprised of advertising, marketing, payroll, real estate taxes, insurance, asset impairment, and other administrative expenses.

B.Liquidity and Capital Resources

We had net cash of $1,854,868 at December 31, 2024 compared to $1,751,439 at December 31, 2023.

During the year ended December 31, 2024 cash used in operating activities was ($5,194,548) primarily due to net losses as well as increases in prepaid expenses and other current assets.  This was partially offset by depreciation and amortization expense and decreases to inventory.  During the year ended December 31, 2023 cash used in operating activities was ($10,430,324).

Cash used in investing activities relating to capital expenditures during the years ended December 31, 2024 and 2023 were ($407,961) and ($1,321,944), respectively.  Cash provided by financing activities during the twelve months ended December 31, 2024 and 2023 were $5,705,938 and $12,268,468, respectively, related to advances from BrewDog plc. Since inception, our capital needs have primarily been met by BrewDog Plc.

C.Plan of Operations

Our plan of operation for the 12 months ended December 31, 2024 was as follows:

In 2024, BrewDog eliminated sales in nineteen states. In total, the Company distributed to 31 states, Canada, and Bermuda, however as of the end of 2024 the Company was actively selling in 14 states, Canada and Bermuda. We plan to continue evaluating our sales distribution and focusing on more profitable markets.

BrewDog is committed to experimentation and development, constantly brewing new varieties of beer and other beverages. In 2024, the Company brewed over 77 different styles of beer, cider, hard seltzer, and non-alcoholic beer.

The Columbus brewery continues to operate its taproom and hotel, as well as two BrewDog bars in Columbus, Ohio. Additionally, the company has bars in Cincinnati, Ohio; New Albany, Ohio; Cleveland, Ohio; Atlanta, Georgia; and Las Vegas, Nevada.

To support its growth, BrewDog has hired and plans to hire additional staff to develop and execute its strategic plans for growth and profitability.

As the Company looks towards 2025 and beyond, there will be an increased focus on delivering sustained revenue growth while also implementing cost and operational improvements across all aspects of the business. The Company also plans to continue investing in growth initiatives to meet the evolving needs of its customers.

D.Trend Information

Based on our results since inception, BrewDog believes that there is an active market for our products in North America. The craft beer market in the US is estimated to be around $30 billion per annum.  However, we are seeing a general slowdown in the Craft Beer and BrewPub markets through 2024.  Failure to adapt to changing consumer preferences may result in a decrease in sales.

Furthermore, as a participant in the three-tier system of manufacturers, distributors, and retailers, BrewDog faces competition for the distributor's attention and retail space. If we fail to maintain our distributor's attention or retail space, it could lead to a decrease in sales. Additionally, if the market price for brewing ingredients such as hops, malt, barley, or others rises, it could increase BrewDog's product cost and threaten our ability to meet profitability and demand.

To mitigate these pressures, BrewDog has expanded our contract brewing operations, resulting in a 554% growth in contract brewing revenue compared to 2023 and contract brewing accounted for 12.76% of company revenue in 2024 vs 1.98% in 2023. We continue to evaluate our wholesale presence and we have ceased operations in lower volume states in order to maintain the greatest possible efficiency. We believe this will allow us to focus our marketing and advertising expense to achieve growth in our core markets.

E.Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

F.Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. The list of significant accounting policies are outlined in Note 2 to the Consolidated Financial Statements.

G.Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

Item 3.Directors and Officers

As of December 31, 2024, BrewDog USA Inc.’s officers and directors information is available for review here. Please see pages 47-48.

https://www.sec.gov/Archives/edgar/data/1646269/000164626920000012/partiiandiii.htm

As of December 31, 2024, BrewDog USA Inc. had 448 full-time employees, one of which is an executive officer of the Company.

The directors, executive officers and significant employees of the Company as of December 31, 2024 are as follows:

Name	Position	Age	Term of Office	Approx. hours per week
Executive Officers:
James Arrow	President and Secretary	45	5-17-24 to present	10
James Taylor	Chief Financial Officer and Treasurer	50	5-17-24 to present	10
Anne Wiseman	Chief Operating Officer	47	4-24-23 to present	40
Directors
James Arrow	Director	45	5-17-24 to present	N/A
James Taylor	Director	50	5-17-24 to present	N/A
Anne Wiseman	Director	47	4-24-23 to present	N/A

The directors of BrewDog USA Inc. are, at present, not compensated by the Company for their roles as directors. For the three present directors, only expenses are reimbursed for their participation on the board of directors. The Company may choose to compensate the present directors in the future, as well as compensate future directors, at the Company’s discretion

Executive Compensation

For 2024, compensation for executive officers consisted of the following:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)

James Arrow	President and Secretary	$ 0	$ 0	$ 0

James Taylor	Chief Financial Officer and Treasurer	$ 0	$ 0	$ 0

John Graham	Chief Executive Officer	$ 220,511	$ 0	$ 220,511

Employment Agreements

We entered into an employment agreement with John Graham who was appointed Chief Executive Officer in April 2023. John Graham stepped down as CEO effective January 5, 2025.

A stock incentive program for our directors, executive officers, employees and key consultants may be established in the future.

Board of Directors

Our board of directors currently consists of four directors. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so to date as this is determined by our parent company, BrewDog PLC. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing for board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Delaware law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to the Offering Circular and available for review here and incorporated by reference.

https://www.sec.gov/Archives/edgar/data/1646269/000164626916000019/brewdogbylaws.htm

Item 4.Security Ownership of Management and Certain Securityholders

Information regarding security ownership of management and certain shareholders as of December 31, 2023 is available for review here and incorporated by reference.

https://www.sec.gov/Archives/edgar/data/1646269/000164626924000001/brewdog2023form1k.htm

The following table sets forth information regarding beneficial ownership of our Common Stock as of December 31, 2024. There is no beneficial ownership of our Common Stock by any of our directors or executive officers or by all of our directors and executive officers as a group.

BrewDog USA, Inc.
Common Stock
Shares Beneficially OwnedShares Beneficially Owned Prior To OfferingAfter Offering Name and Position of Beneficial OwnerNumberPercentNumberPercent
BrewDog Plc	6,315,789	100.00%	6,314,789	96.57%
New Shares issued in Offering	N/A	N/A	223,196	3.41%
Shares transferred	N/A	N/A	1,000	0.02%

Total Shares in Class	6,315,789	100.00%	6,538,985	100.00%
Total Overall Shares	6,315,789	100.00%	6,538,985	100.00%

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock.

Item 5.Interest of Management and Others in Certain Transactions

Information regarding interest of management and others in certain transactions as of December 31, 2023 is available for review here and incorporated by reference.

https://www.sec.gov/Archives/edgar/data/1646269/000164626924000001/brewdog2023form1k.htm

BrewDog Plc, the Company’s parent, has built a highly successful operation in the United Kingdom with the same lines of business as BrewDog USA has established in the United States. As part of BrewDog Plc’s business, it previously established relationships with local beer and spirits distributors of BrewDog craft beers in the United States. BrewDog USA will therefore be able to draw upon such distribution relationships and BrewDog Plc’s expertise in expanding the U.S. business.

In addition, BrewDog Plc plans to enter into a license with BrewDog USA permitting the Company to use the intellectual property of BrewDog Plc (including any trademarks) and any new trademarks created by BrewDog Plc. It is anticipated that any new intellectual property will be owned by BrewDog Plc, who will pay for the cost of clearing, registering and protecting any new intellectual property and will be licensed to BrewDog USA.

During the last fiscal year, the Company was a participant in transactions with BrewDog Plc, its parent company, in which the amounts involved exceed the lesser of $120,000 and one percent of the average of the Company’s total assets at year-end for the last completed fiscal year. In these transactions, BrewDog Plc charged interest of $3,880,105 and made net advances of $5,708,811 to the Company.

Item 6.Other Information

None.

Item 7.Financial Statements

INDEX TO FINANCIAL STATEMENTS OF BREWDOG USA INC.
Consolidated Balance Sheets as of December 31, 2024 and 2023	2
Consolidated Statements of Comprehensive Loss - December 31, 2024 and 2023	3
Consolidated Statements of Stockholders’ Deficit - December 31, 2024 and 2023	4
Consolidated Statements of Cash Flows - December 31, 2024 and 2023	5
Notes to Consolidated Financial Statements	6-20

Item 8.Exhibits

Charters, including amendments, Bylaws, and material contracts previously filed with Form 1-A and available for review at:

Charters:

https://www.sec.gov/Archives/edgar/data/1646269/000164626916000019/brewdogcharter.htm

Bylaws:

https://www.sec.gov/Archives/edgar/data/1646269/000164626916000019/brewdogbylaws.htm

Material contracts:

https://www.sec.gov/Archives/edgar/data/1646269/000164626916000019/brewdogmaterialcontracts.htm

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio on April 29, 2025.

BREWDOG USA, INC.

By: /s/ James Taylor

Chief Financial Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

SignatureTitle

By: /s/ Anne WisemanChief Operating Officer

BrewDog USA Inc.

April 29, 2025

By: /s/ James Taylor Chief Financial Officer & Treasurer

BrewDog USA Inc.

April 29, 2025

CONSOLIDATED FINANCIAL STATEMENTS BrewDog USA Inc. Years Ended December 31, 2024 and 2023 With Reports of Independent Auditor’s

1

BrewDog USA Inc.

Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders

of BrewDog USA Inc.

Opinion

We have audited the accompanying consolidated financial statements of BrewDog USA Inc. (the Company) (a Delaware corporation), which comprise the consolidated balance sheets as of December 31, 2024 and 2023 and the related consolidated statements of comprehensive loss, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, “the financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

2

BrewDog USA Inc.

Consolidated Balance Sheets

3

BrewDog USA Inc.

Consolidated Statements of Comprehensive Loss

4

BrewDog USA Inc.

Consolidated Statements of Stockholders’ Deficit

BrewDog USA Inc.

Consolidated Statements of Cash Flows

6

BrewDog USA Inc.

Notes to Consolidated Financial Statements

December 31, 2024

1. Organization and Description of Business

BrewDog USA Inc. (“BrewDog”, the “Company”, or in the first-person notations of “we,” “us,” and “our”) was formed on April 22, 2015 as a wholly owned subsidiary of BrewDog Plc, a company incorporated in the United Kingdom. BrewDog and its wholly owned subsidiaries are engaged in the business of selling craft beer throughout the United States, under the legal entities: BrewDog Columbus LLC, BrewDog Brewing Company LLC, BrewDog DogTap LLC, BrewDog Indianapolis LLC, BrewDog Pittsburgh LLC, BrewDog Franchising LLC, BrewDog Licensing LLC, BrewDog Las Vegas LLC, and BrewDog Atlanta LLC. BrewDog is headquartered in Columbus, OH and consists of the following:

•A taproom and brewery that opened in 2017 in Canal Winchester, OH

•A network of 7 bars across Ohio, Georgia, and Nevada and a hotel that opened in Ohio in 2018.

In 2024, BrewDog eliminated sales in nineteen states. In total, the Company distributed to 31 states, Canada, and Bermuda, however as of the end of 2024 the Company was actively selling in 14 states, Canada and Bermuda. We plan to continue evaluating our sales distribution and focusing on more profitable markets. As the Company looks towards 2025 and beyond, there will be an increased focus on delivering sustained revenue growth while also implementing cost and operational improvements across all aspects of the business. The Company also plans to continue investing in growth initiatives to meet the evolving needs of its customers.

2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of BrewDog and its wholly owned subsidiaries. BrewDog prepares its consolidated financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). All intercompany balances and transactions of BrewDog and its wholly owned subsidiaries have been eliminated in consolidation. As of December 31, 2024 and 2023, BrewDog Plc uses a centralized approach to treasury services to perform cash management for the operations of its affiliates, including BrewDog. As a result, BrewDog Plc funds BrewDog’s operating and investing activities, as needed. BrewDog Plc will provide financial support as required to BrewDog for a period of not less than 12 months from April 29, 2025.

BrewDog USA Inc.

Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Accounting Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Although management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, actual results could differ from those estimates.

Fair Value Measurement

We are required to determine the fair value of financial assets and liabilities based on the price that would be received to sell the asset or pay to transfer the liability to a market participant. Fair value is a market-based measurement, not an entity-specific measurement. The fair value of certain assets and liabilities approximates carrying value, because of the short-term nature of the accounts, including other current assets and accounts payable.

Common Stock

BrewDog issued common stock to the public in a series of Regulation A crowdfunding offerings in each of the years from 2016 to 2022.

All crowdfunding offerings have been closed.

Revenue

During 2024 and 2023, revenue consisted of sales of our beer to United States-based distributors and through self-distribution; sales of beer under a contract brewing arrangement; retail sales of beer, wine, food and merchandise at our bars; and rentals of rooms at our hotel. Sales of products are for cash or otherwise agreed-upon credit terms. BrewDog’s accounting policy is to exclude excise taxes from the measurement of revenues. Our payment terms vary by customer; however, the time period between when revenue is recognized and when payment is due is not significant. Revenue is measured as the amount of consideration we expect to receive in exchange for the sale of our product. Our sales to distributors are purchase order driven and have a single performance obligation. Revenue is recognized at the point in time when control transfers and our obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon method of distribution and shipping terms. Our contract brewing sales are purchase order driven and revenue is recognized when control over the finished product transfers

BrewDog USA Inc.

Notes to Consolidated Financial Statements

to the customer, which is when the specified order is delivered. At our hotel, we have performance obligations to provide accommodations to hotel guests. We are entitled to a fixed nightly fee for an agreed-upon period. These fees are payable at the time the hotel guest checks out of the hotel. We recognize the revenue from room sales on a daily basis as the rooms are occupied and we have rendered the services. Retail sales for merchandise, beer, and food at the taproom and bars are recognized at the point of sale to the customer. Percentages of sales by selling channel are as follows:

Major Customers

One major customer accounted for 13% of our 2024 revenue while another customer accounted for 11% and 11% of our 2024 and 2023 revenue, respectively.

Shipping and Handling

BrewDog records freight costs billed to customers for shipping and handling as revenue. Shipping and handling expense related to costs incurred to deliver product are recognized within cost of revenue. BrewDog accounts for shipping and handling activities that occur after control has transferred as a fulfillment cost rather than a separate performance obligation, and the costs of shipping and handling are recognized concurrently with the related revenue.

Cost of Revenue

Cost of revenue for our brewing operations consists primarily of raw materials, labor and overhead costs. These costs include brewing materials, such as hops and malts, packaging materials, including cans, both direct and indirect labor, facility costs, inbound freight charges, utilities, maintenance costs, and other manufacturing overhead. Cost of revenue for our bar consists primarily of direct costs for labor, beer, wine, food and merchandise. The components of cost of net revenue are variable in nature, change with sales volume, are influenced by product mix and are subject to increases or decreases based on fluctuations in commodity costs.

BrewDog USA Inc.

Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Operating Expenses

Administrative expenses are expensed as incurred, and also include all directly attributable costs from BrewDog Plc.

Foreign Currency

The majority of our expenditures are denominated in U.S. dollars. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rates of exchange prevailing at the consolidated balance sheet date. Transactions in foreign currencies are recorded at the prevailing rate at the date of the transaction, with foreign currency transaction gains and losses recorded in the consolidated statements of comprehensive loss.

Income Taxes

We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate. We assess the realizability of deferred tax assets and provide a valuation allowance when it is more likely than not that at least a portion of the deferred tax assets will not be realized. The realizability of deferred tax assets depends on our ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction and also considers all available positive and negative evidence.

A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination of the technical merits of the position, including resolutions of any related appeals or litigation processes. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. See Note 8 for additional information.

Accounts Receivable

BrewDog is exposed to credit losses primarily through our net sales of products and services to our customers which are recorded as receivables and included in prepaid expenses and other current assets on the Consolidated Balance Sheets. BrewDog evaluates each customer's ability to pay through assessing customer creditworthiness, historical experience and current economic conditions through a reasonable forecast period. Factors considered in our evaluation of assessing collectability and risk include: underlying value of any collateral or security interests, significant

BrewDog USA Inc.

Notes to Consolidated Financial Statements

past due balances, historical losses and existing economic conditions including country and political risk. There can be no assurance that actual results will not differ from estimates or that consideration of these factors in the future will not result in an increase or decrease to the allowance for credit losses.  BrewDog regularly evaluates the collectability of our accounts receivable and maintain reserves for expected credit losses.  Estimated credit losses are written off in the period in which it is no longer collectible.  BrewDog recognized a $74,105 allowance for credit losses in 2024 compared to no allowance recognized in 2023.

Incentives and Other Reductions

In the course of selecting Columbus, Ohio, as the North American headquarters, BrewDog received agreements for certain economic incentives from various governmental entities. The incentives include employee income tax withholding reductions, training grants and development grants for fixed asset investments totaling approximately $1,000,000 that require BrewDog to meet certain investment, job and payroll amounts to receive the incentives. These incentives will be available to BrewDog through 2026. Additionally, BrewDog received a 15-year property tax abatement for the North American headquarters. These various incentives are recognized when there is reasonable assurance that the incentives will be received and BrewDog will be able to comply with the conditions attached to the incentives. At that time, the incentives will be recognized either in the consolidated statements of comprehensive loss for incentives related to income or the consolidated balance sheets for incentives related to assets in a systematic and rational basis over the periods in which the incentive applies and/or as expenses/costs for which the incentives are intended to compensate are incurred.

Cash and Cash Equivalents

BrewDog considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash and cash equivalents.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that BrewDog has made in advance for goods or services to be received in the future. These prepaid expenses include advance payment for products and services at new locations under construction, prepaid royalties, and service contracts requiring up-front payments.

BrewDog USA Inc.

Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

Inventories

Inventories consist of raw materials, work in process and finished goods. Raw materials, which principally consist of hops, malts, barley, other brewing ingredients and packaging materials, are stated at the lower of cost (first-in, first-out) or net realizable value. The cost elements of work in process and finished goods inventory consist of raw materials, direct labor and manufacturing overhead. Work in process is beer held in tanks prior to packaging. Finished goods include retail merchandise and packaged beer. A significant change in the timing or level of demand for certain products, as compared to forecasted amounts, may result in recording provisions for excess or expired inventory in the future.

Property and Equipment

Tangible fixed assets, other than land, are stated at cost or valuation less depreciation. Depreciation is provided at rates calculated to write off the cost or valuation less estimated residual value of each asset over its expected useful life, as follows:

1. Land	Not depreciated

2. Assets under construction	Not depreciated

3. Computer equipment	2 – 3 years of life on a straight-line basis

4. Motor vehicles	25% on declining balance

5. Fixtures and fittings	10% – 25% on declining balance or 4 years of life on a straight-line basis

6. Property and equipment	10% – 25% on declining balance or 2 – 4 years of life on a straight-line basis

7. Buildings	4 – 50 years of life on a straight-line basis

8. Leasehold improvements	Lesser of remaining term of lease or estimated useful life of the asset

Certain brewing equipment, included within property and equipment, is depreciated at 10% on the reducing balance method and has been allocated a residual value, dependent on the tank’s use.

Depreciation expense was $3,905,396 and $4,259,940 in 2024 and 2023, respectively.

BrewDog USA Inc.

Notes to Consolidated Financial Statements

Impairment of our Pittsburgh bar lease in 2024 resulted in $399,085 of impairment costs.  Impairment due to malfunction of machinery in 2024 resulted in $115,329 of impairment costs.

Deferred Revenue

Proceeds from non-equity crowdfunding, gift cards, and event deposits are recorded as deferred revenue within accruals and other current liabilities and recognized in the consolidated statements of comprehensive loss once the related products or services have been delivered.

Leases and Leasehold Improvements

BrewDog leases bar and brewery facilities under noncancelable operating lease agreements. The lease agreements require BrewDog to pay taxes, maintenance, insurance and other occupancy expenses. BrewDog’s lease agreements for bar locations are for five to twenty-year periods with renewal options for additional five-year periods.

At lease commencement, the Company recognizes an asset for the right to use the leased asset and a liability based on the present value of the unpaid fixed lease payments. Operating lease costs are recognized on a straight-line basis as lease expense over the lease term. Short-term leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets, and lease expense is recognized on a straight-line basis over the lease term.

As the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments.

The Company also has leasehold improvements which are amortized over the shorter of their estimated useful lives or the period from the date the assets are placed in service to the end of the initial lease term. Leasehold improvements made after the inception of the initial lease term are depreciated over the shorter of their estimated useful lives or the remaining lease term, including renewal periods, if reasonably assured.

The Company leases machinery and equipment under financial lease agreements.  At lease commencement the Company recognizes a fixed asset and a liability based on the present value of the unpaid fixed lease payments.  Amortization of the assets are recognized on a straight-line basis over the lease term.  The difference between lease payments and amortization is recognized as interest.

COVID-19

BrewDog USA Inc.

Notes to Consolidated Financial Statements

A variety of federal, state, and local efforts were initiated in response to the COVID-19 crisis, including the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), that was enacted on March 27, 2020 and the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (“Economic Aid Act”), that was enacted on December 27, 2020.

The CARES Act instituted the Employee Retention Credit which provided for a fully refundable tax credit on qualified wages for eligible employers. The company did not recognize any credits during 2024 compared to $1,255,781 recognized in 2023.

The Company entered into a $150,000 Loan Authorization Agreement with the U.S. Small Business Administration pursuant to the Economic Injury Disaster Loans assistance program (“EIDL Loan”). The EIDL Loan proceeds are recorded as current and long term debt on the consolidated balance sheet as of December 31, 2024 and are available to be used for working capital and normal operating expenses. Payments began in December 2024 and extend to January 2055.

3. Accounting Pronouncement Recently Adopted

Recent accounting pronouncements pending adoption not discussed in this Form 1-K are either not applicable to the Company or are not expected to have a material impact on the Company.

4. Property and Equipment

Property and equipment consist of the following:

BrewDog USA Inc.

Notes to Consolidated Financial Statements

5. Inventories

Inventories consist of the following:

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

7. Accruals and Other Current Liabilities

Accruals and other current liabilities consist of the following:

BrewDog USA Inc.

Notes to Consolidated Financial Statements

8. Income Taxes

Significant components of the (benefit) expense for income taxes for the years ended December 31, 2024 and 2023 are as follows:

The effective tax rate is reconciled with the U.S. federal statutory rate for the years ended December 31, 2024 and 2023, as follows:

BrewDog USA Inc.

Notes to Consolidated Financial Statements

8. Income Taxes (continued)

The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2024 and 2023 are comprised of the following:

December 31	
	2024	2023
Deferred tax assets:		
Capitalized start-up costs	**$ 136,427**	$ 157,886
Deferred revenue	**241,998**	193,376
Accrued interest	**2,421,356**	1,550,681
Accrued management fee	**316,766**	316,815
Lease liabilities	**9,433,712**	10,013,794
Net operating loss	**10,944,950**	10,616,493
Research and development credit	**1,750,782**	1,329,335
Other costs	**305,789**	253,521
Total deferred tax assets	**25,551,780**	24,431,901
Valuation allowance	**(13,319,682)**	(11,241,035)
Deferred tax assets, net of allowances	**12,232,098**	13,190,866
Deferred tax liabilities:		
Property and equipment	**(3,715,962)**	(4,353,113)
Right-of-use assets	**(8,515,645)**	(9,015,019)
Total deferred tax liabilities	**(12,231,607)**	(13,368,132)
Net deferred tax asset (liability)	**$ 491**	$ (177,266)

As of December 31, 2024, BrewDog has gross federal operating loss carryforwards of $49,826,894. The pre-2018 gross federal operating loss carryforwards of $15,685,012 expire in 2037. The remaining operating loss carryforward of $34,141,882 does not have an expiration date as a result of the provisions within the Tax Cuts and Jobs Act. Additionally, BrewDog has gross state and city operating loss carryforwards of $17,565,316, expiring in 2025 through 2029, as well as state operating loss carryforwards of $2,081,904, which begin expiring in 2038.    The remaining state and city operating loss carryforward of $1,342,941 does not have an expiration date.

BrewDog USA Inc.

Notes to Consolidated Financial Statements

8. Income Taxes (continued)

To assess the realization of deferred tax assets, we consider whether it is more likely than not that all or a portion of the deferred tax assets will not be realized prior to expiration. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Our scheduling of the timing difference reversals indicated that deferred tax liabilities may not reverse in a sufficient time to allow us to utilize all net operating losses before expiration. As a result, valuation allowances of $13,319,682 and $11,241,035 were recorded against the deferred tax assets at December 31, 2024 and 2023, respectively.

9. Commitments and Contingencies

Leases

As of December 31, 2024 and 2023, total right-of-use assets and lease liabilities were as follows:

The gross value and accumulated depreciation of right-of-use assets related to finance leases as of December 31, 2024 and 2023 were as follows:

BrewDog USA Inc.

Notes to Consolidated Financial Statements

9. Commitments and Contingencies (continued)

The components of lease cost for the year ended December 31, 2024 and 2023 are as follows:

Maturities of lease liabilities as of December 31, 2024 are as follows:

Litigation

From time to time, the Company is subject to pending and threatened litigation arising from the ordinary course of business. Although no assurance can be given with respect to the outcome of these matters, management does not expect the outcome to have a materially adverse effect on the Company's financial position, results of operations or cash flows.

BrewDog USA Inc.

Notes to Consolidated Financial Statements

10. Operating Segments

BrewDog operates in a single operating segment and, thus, a single reporting segment. Our chief operating decision maker evaluates the performance of the business overall. Our general purpose is brewing and retailing craft beer and our hotel and food offerings at our bars serve to build the strength of our brand.

11. Related Party Transactions

Our operations are supplemented by BrewDog Plc as an intercompany balance, payable on demand. Total funding by BrewDog Plc in 2024 amounted to $5,708,811, compared to funding of $12,273,263 in 2023.

The payable of $88,049,907 and $82,341,096 to BrewDog Plc included in the consolidated balance sheet as of December, 31 2024 and 2023, respectively, is the result of various transactions between BrewDog and BrewDog Plc. There are no terms of settlement, and interest is charged at applicable federal rates on the account balance. Total interest charged during 2024 and 2023 amounted to $3,880,105 and $3,613,889, respectively. The balance is primarily the result of BrewDog Plc funding the investing activity on behalf of BrewDog. Other transactions include miscellaneous administrative expenses incurred by BrewDog Plc on behalf of BrewDog.

BrewDog Plc provided certain services to BrewDog including, but not limited to, executive services, accounting and legal services, and other selling, general and administrative expenses.

In 2024 and 2023, the Company paid rent totaling $150,000 to Ten Tonne Mouse Inc. for its Franklinton location. Mr. James Watt was a director for both companies until stepping down as a director of BrewDog USA Inc. as of May 17, 2024.

12. Subsequent Events

BrewDog has evaluated subsequent events occurring after the consolidated balance sheet date and through April 29, 2025, the date these consolidated financial statements were available to be issued.

No subsequent events have been noted.